EXHIBIT 10.5

LEASE

1. Parties. This lease (this "Lease") is made and entered into this 1st day of March, 2023, by and between Wewards, Inc., a Nevada corporation ("Tenant") and Future Property Limited ("Landlord").

2. Premises. Landlord leases to Tenant and Tenant leases from Landlord the building (the "Building"), and improvements, located at 2960 West Sahara Avenue, in Las Vegas, Nevada 89102, and further described as Clark County Assessor's Parcel Numbers 162-05-816-011 (the "Land") together with the use and benefit of all of Landlord's rights, privileges and easements. The Land including the Building is herein referred to as the "Premises".

3. Term. The term of this Lease shall commence on March 1st, 2023 (the "Commencement Date") and shall continue on a month to month term (the "Term").

4. Base Rent; Monthly Additional Rent.

(a) During the Term, Tenant shall pay to Landlord, all monthly base rent (the "Base Rent") as provided in Section 4(b) (collectively "Rent") on the first day of each and every calendar month commencing on the Commencement Date. All Rent shall be paid in lawful currency of the United States of America, to Landlord at Landlord's address set forth in Section 15, or at such other address as the Landlord may specify in writing from time to time during the Term of this Lease.

(b) Base Rent in the amount of $15,000 per month shall be payable monthly in advance commencing on the Commencement Date, and continuing on or before the first day of each calendar month during the Term without offset or deduction, except as may be otherwise expressly provided in this Lease. If the Termination Date is not the final day of a calendar month, Rent for the period from the Termination Date to the final day of that calendar month shall be pro-rated on a per diem basis and refunded within 30 days.

5. Use, Compliance with Law, Condition of Premises.

(a) Use. Tenant may use the Premises for any legal purpose, including, without limitation, for general office and administrative activities of Tenant and its affiliates.

(b) Compliance with Law.

(i) Landlord’s Obligations. Except for Tenant's obligations pursuant to Section 5(b)(ii), Landlord, throughout the Term of this Lease, shall comply with all covenants or restrictions of record (if any), or any applicable building codes, laws, ordinances, orders, rules and regulations whether state, federal, municipal or promulgated by other agencies or bodies having jurisdiction over the Premises (the "Legal Requirements") concerning the Premises.

(ii) Tenant’s Obligations. Tenant, at Tenant's sole cost and expense, shall comply with the Legal Requirements pertaining to the Premises if such compliance is required solely as a result of Tenant's unique business use conducted within the Premises.

(c) Condition of Premises. Landlord shall deliver the Premises to Tenant clean and free of debris on the Commencement Date and represents and warrants to Tenant:

(i) the Premises is free from defects, is in fully functional condition for the purpose for which it was used prior to the date hereof, with no material maintenance, repair or replacement having been deferred or neglected, is suitable for its current use and free from other material defects.

(ii) all public utilities necessary for the use and operation of the existing facilities on the Premises are available for use or access at the Premises and there is no legal or physical impairment to free ingress or egress from any of the Premises.

If a non-compliance with said warranty exists as of the Commencement Date, Landlord shall promptly after receipt of written notice from Tenant setting forth with specificity the nature and extent of such non-compliance, rectify same at Tenant's expense.

6. Repair and Maintenance Responsibilities.

(a) Landlord, at Landlord's sole cost and expense, shall keep the Building's roof, shell, structure, exterior walls, interior columns, and foundation in good condition and repair. If Landlord does not promptly commence such repairs, maintenance and replacement required of Landlord within thirty (30) days following written notice thereof from Tenant and continue to diligently pursue completion thereof, Tenant shall have the right, but not the obligation, to complete such repairs, maintenance, or replacement. Landlord agrees that all of its work shall not (i) damage the appearance or reduce the floor area of the Premises, (ii) affect Tenant's layout (including access to the Premises), or (iii) materially interfere with Tenant's use and enjoyment of the Premises. Landlord shall perform all such work in such a way as to minimize disruption to Tenant's business.

(b) Except as otherwise set forth in Section 6(a), Tenant shall, at its expense, keep the entire Premises in good repair and maintenance (including replacements) at all times, including repair, replace and maintain the interior of the Building including walls, doors, floors, ceilings, light bulbs, florescent tubes, cabinets, and all mechanical and electrical portions of the Building including, but not limited to, the heating, ventilation and air conditioning (HVAC), electrical, elevators, sprinkler system and standard plumbing systems, in the condition they existed in on the Commencement Date, loss by fire or ordinary wear and tear excepted. If Tenant does not promptly commence such repairs, maintenance and replacement required of Tenant within thirty (30) days following written notice thereof from Landlord and continue to diligently pursue completion thereof, Landlord shall have the right, but not the obligation, to complete such repairs, maintenance or replacement, in which event the costs and expenses related thereto shall be billed directly to and paid by Tenant to Landlord within thirty (30) days after receipt of such billing. In the event there is any warranty in effect in connection with repairs, maintenance, or replacements made by Tenant and if Landlord is unwilling to honor and/or pursue the warranty claim, as appropriate, then Tenant shall have the right to pursue the warranty claim in connection with the repair, maintenance, or replacements made by Tenant.

7. Assignment and/or Subletting. Tenant shall not voluntarily assign or encumber its interest in this Lease or in the Premises, or sublease all or any part of the Premises, or allow any other person or entity (except Tenant's authorized representatives) to occupy or use all or any part of the Premises, without first obtaining Landlord's written consent, which consent shall not be unreasonably withheld or delayed. Any assignment, encumbrance or sublease without Landlord's written consent, which consent shall not be unreasonably withheld or delayed, shall be voidable and, at Landlord's election, shall constitute a default. No consent to any assignment, encumbrance or sublease shall constitute a further waiver of the provisions of this Section. Notwithstanding the foregoing, Tenant shall have the right to assign this Lease and/or sublet any part or all of the Premises, without the Landlord's consent, to any of Tenant's subsidiary(s), joint venture partner(s), partnership(s), or other affiliated entity(s), and/or to a successor(s) in interest to any part and/or all of Tenant's business including, without limitation, a sale of assets or stock (a "Permitted Transfer"). A Permitted Transfer shall include a merger or consolidation with another entity and/or an assignment or subletting to another entity which is controlling Tenant, controlled by Tenant or is under common control of Tenant and other entity. Regardless of Landlord's consent, no assignment or sublease shall release Tenant of Tenant's obligations hereunder.

8. Termination of Insurance, Tenant’s Insurance, Landlord’s Insurance, Mutual Release/Waiver of Subrogation, and Indemnity.

(a) Termination of Insurance. Any insurance required by this Section shall contain a provision that the insurance cannot be terminated without thirty (30) days prior written notice to the other party. All insurance required under this Section shall be maintained with insurance companies qualified to do business in the state in which the Premises are located and otherwise reasonably acceptable to the other party. As evidence of the existence of any insurance required under the Lease, each party shall provide the other with a certificate of insurance or other reasonably satisfactory evidence of such insurance coverage.

(b) Landlord’s Insurance. Landlord shall maintain policies of insurance covering loss of or damage to the Premises in the full amount of its replacement cost value (the "Building Insurance"). Such policy shall provide protection against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, special extended perils (all risk), sprinkler leakage and any other perils which Landlord deems reasonably necessary. Any such policy may contain a standard loss payable clause in favor of the holder of any mortgage on the Premises. Landlord shall only utilize insurance companies that are rated no less than "A-, X" by A.M. Best or equivalent rating agency. Landlord shall not obtain insurance for Tenant's fixtures or equipment or Building improvements installed by Tenant on the Premises or other property. Landlord shall pay the premiums for the Building Insurance and rental income insurance policies maintained by Landlord. Landlord shall advise Tenant of the annual premium for such insurance and Tenant shall pay as Monthly Additional Rent a sum equal to one-twelfth (1/12) of the annual premium therefore each month to be paid with the monthly rent installments due hereunder. Promptly upon any change in the amount of such premiums, Landlord shall notify Tenant of such change and the amount to be paid by Tenant shall be adjusted accordingly.

(c) Mutual Release/Waiver of Subrogation. Landlord and Tenant each hereby release the other from any and all liability or responsibility for any loss, injury or damage to the Premises, or its contents caused by fire or any other casualty during the Term of this Lease, even if such fire or casualty may have been caused by the negligence (but not the willful misconduct) of the other party or one for whom such party may be responsible. Inasmuch as the above mutual waivers will preclude the assignment of any aforesaid claim by way of subrogation (or otherwise) to an insurance company (or any other person), each party hereto hereby agrees if required by said policies to give to each insurance company which has issued to it policies of fire and extended coverage insurance, written notice of the terms of said mutual waivers, and to have said insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverage by reason of said waivers.

(d) Indemnity.

(i) Tenant shall indemnify and hold Landlord and its officers, directors, partners and employees entirely harmless from and against any and all liabilities, claims and/or losses of any kind arising, directly or indirectly, entirely or in part, out of any injury to any person occurring within the Premises regardless of the cause, except to the extent caused by the negligence or intentional misconduct of Landlord, Landlord's agents, employees, invitees or contractors. In the event that any action or proceeding is brought against Landlord by reason of any such claim, Tenant, upon receipt of written notice from Landlord, shall defend the same, at Tenant's expense, by counsel reasonably satisfactory to Landlord. Notwithstanding anything in this Lease to the contrary, the foregoing covenants under this Section 8(e)(i) shall be deemed continuing covenants for the benefit of Landlord and shall survive the expiration of the Lease but only to the extent that the causes giving rise to Tenant's obligations under this Section 8(e)(i) occur before the expiration of this Lease.

(ii) Landlord shall indemnify and hold Tenant and its officers, directors, partners and employees entirely harmless from and against any and all liabilities, claims and/or losses of any kind arising, directly or indirectly, entirely or in part, out of any injury to any person occurring any place within the Premises to the extent caused by the negligence or intentional misconduct of Landlord, Landlord's agents, employees, invitees or contractors. In the event that any action or proceeding is brought against Tenant by reason of any such claim, Landlord, upon receipt of written notice from Tenant, shall defend the same, at Landlord's expense, by counsel reasonably satisfactory to Tenant. Notwithstanding anything in this Lease to the contrary, the foregoing covenants under this Section 8(e)(ii) shall be deemed continuing covenants for the benefit of Tenant and shall survive the expiration of the Lease but only to the extent that the causes giving rise to Landlord's obligations under this Section 8(e)(ii) occur before the expiration of this Lease.

9. Default/Remedies.

(a) Tenant’s Default. The occurrence of any one or more of the following shall constitute a default hereunder by Tenant:

(i) failure to pay Rent when due if the failure continues for five (5) days after written notice has been received by Tenant;

(ii) failure to perform any other provision of this Lease if such failure to perform is not cured within fifteen (15) days after written notice has been received by Tenant, provided that, if the default cannot reasonably be cured within fifteen (15) days, Tenant shall not be in default of this Lease if Tenant commences to cure the default within the fifteen (15) day period and diligently and in good faith continues to cure the default;

(iii) any proceeding is begun by or against Tenant to subject the assets of Tenant to any bankruptcy or insolvency law or for an appointment of a receiver of Tenant or of any of Tenant's assets and is not dismissed within ninety (90) days; or

(iv) Tenant makes a general assignment of Tenant's assets for the benefit of creditors.

Notices given under this Section shall specify the alleged default and the applicable Lease provision(s), and shall demand that Tenant perform the provisions of this Lease or pay the Base Rent or Monthly Additional Rent that is in arrears, as the case may be, within the applicable period of time.

(b) Landlord’s Remedies. In the event of any such default by Tenant, Landlord may at any time after expiration of the applicable cure period:

(i) terminate Tenant's right to possession of the Premises by any lawful means, in which case this Lease and the Term hereof shall terminate and Tenant shall surrender possession of the Premises to Landlord within a reasonably practical period of time thereafter. In such event, notwithstanding any such termination, Landlord shall be entitled to recover from Tenant all reasonable damages incurred by Landlord by reason of Tenant's default including, without limitation, Base Rent as contemplated by Section 9(b)(iv), the cost of recovering possession of the Premises; expenses of reletting, including reasonable and necessary renovation and alteration of the Premises, reasonable attorney's fees, and any real estate commission actually paid; and any other sum of money, late charges and damages owed by Tenant to Landlord;

(ii) maintain Tenant's right to possession in which case this Lease shall continue in effect. In such event Landlord shall be entitled to enforce all of Landlord's rights and remedies under this Lease, including the right to recover the Base Rent as it becomes due hereunder; or

(iii) pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state where the Premises are located.

(iv) Notwithstanding the foregoing, in no event shall Landlord be entitled to damages in excess of the outstanding balance of Base Rent due and payable during the remainder of the then existing Term up to a maximum amount of six (6) months of Base Rent for the remainder of the Term.

(v) In the case of Tenant's default as contemplated herein, Landlord shall have a duty to mitigate its damages hereunder in good faith.

(c) Tenant’s Remedies. Should there be any breach of this Lease on the part of Landlord, in the event Landlord fails to cure the breach within thirty (30) days after Tenant gives Landlord written notice thereof or, if such breach cannot be reasonably cured within thirty (30) days, in the event Landlord fails to commence within thirty (30) days and thereafter diligently pursue to completion the cure of such breach, then Tenant in addition to its remedies at law or in equity, including, curing the breach and the reasonable cost thereof shall be payable from Landlord to Tenant upon demand, offsetting any amounts owed by Landlord against Rent due hereunder and terminating the Lease by written notice to the Landlord.

10. Utilities and Services. Tenant shall pay directly to the appropriate supplier, the cost of all natural gas, light, power, sewer, telephone, water, refuse disposal and other utilities and services supplied to the Premises.

11. Real Property Taxes. Landlord shall pay all real property taxes payable with respect to the Premises during the Term.

12. Damage or Destruction. Should the Premises be damaged by fire or other casualty, the following shall result:

(a) Should the Premises be rendered wholly unfit for occupancy and not be (in the reasonable judgment of Landlord and Tenant) susceptible of repair within sixty (60) days after the date of such damage, this Lease, upon written notice from either party to the other, shall terminate as of the date of such damage, and Tenant shall pay Rent hereunder apportioned to the time of such damage and surrender the Premises to Landlord within a reasonably practical period of time thereafter;

(b) Should such damage to the Premises, however, be (in the reasonable judgment of Landlord and Tenant) susceptible of repair within sixty (60) days after such occurrence or this Lease is not terminated pursuant to Section 12(a), Landlord, at Landlord's sole cost and expense, shall enter and make repairs, without affecting this Lease, but the Rent hereunder shall be reduced or abated as shall be equitable while such repairs are being made.

Damage to the Building which affects Tenant's access to the Premises or Tenant's use of the Premises shall be treated as damage to the Premises pursuant to subparagraphs (a) and (b) above.

13. Condemnation.

(a) If all or any portion of the Premises are taken under the power of eminent domain or sold under the threat of that power (all of which are called "Condemnation"), this Lease shall terminate as to the part taken or sold on the date the condemning authority takes title or possession, whichever occurs first. If more than 25% of the floor area of the Building or 25% of Premises are taken, either Landlord or Tenant may terminate this Lease as of the date the condemning authority takes title or possession by delivering written notice to the other within ten (10) days after receipt of written notice of such taking (or in the absence of such notice, within ten (10) days after the condemning authority takes title or possession). If neither Landlord nor Tenant terminates this Lease, this Lease shall remain in effect as to the portion of the Premises not taken, except that the Rent shall be equitably reduced in proportion to the reduction in the floor area of the improvement taken.

(b) Any Condemnation award or payment shall be distributed in the following order: first, to any mortgagee encumbering the Premises, the amount of its interest in the Premises; second, to Tenant, for moving expenses or relocation costs, cost of unamortized improvements made to the Premises, and the amount of any award specifically designated for loss or damage to Tenant's fixtures or removable personal property; and (iii) third, to Landlord, the remainder of such award, whether as compensation for reduction in the value of the leasehold, the taking of the fee, or otherwise.

(c) If this Lease is not terminated, Landlord shall repair any damage to the Premises caused by the Condemnation, except that Landlord shall not be obligated to repair any damage for which Tenant has been reimbursed by the condemning authority. If the severance damages received by Landlord are not sufficient to pay for such repair, Landlord shall have the right to either terminate this Lease or make such repair at Landlord's expense.

14. Hazardous Materials. The following terms shall have the meanings ascribed to them under this Paragraph:

(a) "Hazardous Materials" shall mean any chemical, substance, material or combination thereof which is or may be hazardous to human health or safety or to the environment due to its radioactivity, ignitability, infectiousness or other harmful or potentially harmful properties or effects, including petroleum and petroleum products, asbestos, radon, polychlorinated biphenyls ("PCBs") and all of those chemicals, substances, materials or combinations thereof that are listed, defined or regulated in any manner by any Environmental Law (defined below).

(b) "Environmental Cleanup Work" shall mean any cleanup, remediation, removal, construction, alteration, demolition, renovation or installation that is required in connection with Hazardous Materials installed, used, stored, handled or located on the Premises or disposed of from the Premises in order to comply with any Environmental Law.

(c) "Environmental Law" shall mean any federal, state or local environmental, health and/or safety-related law, and any related decision of the courts, ordinance, rule, regulation, code, order, directive, guideline, permit or permit condition.

Tenant agrees not to store any Hazardous Materials on the Premises and agrees not to release or discard any Hazardous Materials introduced onto the Premises by it; provided, however, Tenant may store, handle and use the following chemicals, substances or materials if they are used, stored, handled and disposed of in material compliance with Environmental Laws then in effect: (i) chemicals, substances or materials routinely used in office areas or in Tenant's business operations; and (ii) janitorial supplies, cleaning fluids or other chemicals, substances or materials reasonably necessary for the day-to-day operation or maintenance of the Premises by Tenant. Notwithstanding the foregoing, Landlord acknowledges that Tenant intends to use the Premises for the purposes of storing and selling appliance parts and related equipment and such use shall be permitted under this Section.

If Tenant knows, or has reasonable cause to believe, that any Hazardous Materials has come to be located in, on, under or about the Premises, other than as previously consented to by Landlord, Tenant shall immediately give Landlord written notice thereof, together with a copy of any statement, report, notice, registration, application, permit, business plan, license, claim, action, or proceeding given to, or received from, any governmental authority or private party concerning the presence, spill, release, discharge of, or exposure to, such Hazardous Materials.

Notwithstanding any other provision of this Lease, Tenant shall and hereby does agree to indemnify, protect, defend and hold harmless Landlord and its partners, directors, officers, employees, shareholders, agents, contractors and each of their respective successors and assigns from and against any and all costs, claims, judgments, damages, penalties, fines, taxes, costs, liabilities, losses and expenses arising at any time during or after the term of this Lease as a result of or in connection with the presence of any Hazardous Materials on the Premises which were introduced onto the Premises by Tenant.

Landlord hereby represents and warrants the following to Tenant:

(a) The Premises have not been used for the disposal of refuse or waste, or for the generation, processing, manufacture, storage, handling, treatment, release, discharge or disposal of any Hazardous Materials.

(b) The Premises are in compliance with all Environmental Laws.

(c) No (i) asbestos-containing materials, (ii) machinery, equipment or fixtures containing PCBs, (iii) storage tanks for gasoline or any other substance or (iv) urea formaldehyde foam insulation has been installed, used, stored, handled or located on, under or about the Premises.

(d) Landlord shall comply with, and shall pay all costs incurred in complying with, any Environmental Law in effect on the Commencement Date and the environmental state, condition and quality of the Premises, including the performance of and payment for any Environmental Cleanup Work and the preparation of any closure or other required plans.

Notwithstanding any other provision of this Lease, Landlord shall and hereby does agree to indemnify, protect, defend and hold harmless Tenant and its partners, directors, officers, employees, shareholders, agents, contractors and each of their respective successors and assigns from and against any and all claims, judgments, damages, penalties, fines, taxes, costs, liabilities, losses and expenses (including reasonable attorneys' fees) arising at any time during or after the term of this Lease as a result of or in connection with the presence of Hazardous Materials on, under or about the Premises at the Commencement Date of this Lease or which are not introduced onto the Premises by Tenant.

15. Notices. Whenever in this Lease it shall be required or permitted that notice or demand be given or served by either party to this Lease, such notice or demand shall be given or served in writing and sent to Landlord and Tenant at the addresses provided by the parties to each other. All such notices shall be sent by (i) certified or registered mail, return receipt requested, and shall be effective three (3) days after the date of mailing; (ii) Federal Express or similar overnight courier and shall be effective one (1) day after delivery to Federal Express or similar overnight courier; (iii) facsimile or electronic mail transmission and shall be effective on the date of transmission; or (iv) personal service and shall be effective on the same day as service. Any such address may be changed from time to time by either party serving notices as provided above.

16. Quiet Enjoyment. Landlord represents and warrants to Tenant that Landlord is solely vested with fee simple title to the Premises with full right and lawful authority to lease the Premises to Tenant pursuant to the terms hereof. Landlord covenants with Tenant to keep Tenant in quite enjoyment and possession of the Premises without disturbance from Landlord or any party claiming by, through, or under Landlord during the term of this Lease provided Tenant is not in default under this Lease beyond any applicable cure period.

17. Alterations and Trade Fixtures. Tenant shall have the right to make interior alterations to the Premises of a non-structural nature without Landlord's consent provided Tenant gives Landlord prior written notice of any material alterations and Tenant complies with all statutes, ordinances, codes, regulations, restrictive covenants, easements and other laws or legal requirements applicable to or affecting the Premises in connection therewith. Tenant may make structural changes only with Landlord's prior written consent.

Tenant shall have the right to remove any alterations, additions or improvements made by Tenant to the Premises and restore the Premises to the condition existing as of the Commencement Date, reasonable wear and tear, or casualty excepted. In the event Tenant elects not to remove its improvements they shall become the property of the Landlord at the expiration of the Lease term. Tenant shall have the right to remove its personal property, signs, trade fixtures, furnishings, telecommunications systems and all related equipment and components, data systems and all related equipment and components, network devices and all related equipment and components, machinery and other equipment used in the Premises and furnished by Tenant, except Tenant shall not be required to remove its telecommunications wiring or cabling.

Tenant retains the right to depreciation deductions of all such alterations, additions or improvements made at Tenant's expense.

18. Mechanic’s Liens. Tenant shall keep the Premises free from any liens arising out of any work performed, material furnished or obligation incurred by or for Tenant or any person or entity claiming through or under Tenant. In the event that Tenant shall not, within thirty (30) days following the imposition of any such lien, cause the same to be released of record by payment or posting of a bond, Landlord shall have the right, but not the obligation, to cause such lien to be released by such means as Landlord deems reasonably proper, including payment of the claim giving rise to such lien. All such reasonable sums paid and all reasonable expenses incurred by Landlord in connection therewith shall be due and payable to Landlord by Tenant within thirty

(30) days of receipt of invoice, along with appropriate back-up documentation.

19. Landlord’s Right of Entry. Tenant has been noticed that the landlord has listed the property for sale, and agrees to permit Landlord, or its agents or representatives, to enter into and upon any part of the Premises upon verbal notice to Tenant (except for an emergency, in which event such prior notice to Tenant shall not be required) and at all reasonable times to inspect the same, clean, make repairs, alterations or additions thereto.

20. Surrender of Premises. Upon the expiration or termination of this Lease, Tenant shall, at Tenant's expense, (i) remove Tenant's furniture and personal property, and (ii) quit and deliver up the Premises peaceably and quietly and otherwise in its "as is with all faults" condition. Any property left in the Premises after the expiration or termination of this Lease including, without limitation, generators, telephone and data wiring, shall be deemed to have been abandoned and the property of Landlord to dispose of as Landlord deems expedient.

21. Holding Over. Should Tenant continue to occupy the Premises after expiration of the Term without the express written consent of Landlord, Tenant shall become a tenant at sufferance only, at a rental rate equal to one hundred ten percent (110%) of the Base Rent in effect upon the date of such expiration and otherwise upon the terms and conditions herein specified. Acceptance by Landlord of Rent after such expiration shall not constitute a consent to holdover hereunder or result in a renewal.

22. Subordination. At the request of Landlord made in writing, Tenant will subordinate this Lease to all ground or underlying leases and to all mortgages and deeds of trust which may now or hereafter affect the Premises of which the Premises form a part, and to all renewals, modifications, consolidations, replacements and extensions thereof, provided that Tenant's right to quiet enjoyment and other rights under this Lease shall not be disturbed. Landlord shall provide and obtain for Tenant a subordination, non-disturbance and attornment agreement from the holder of any ground or underlying lease, mortgage or deed of trust whether affecting the Premises as of the Commencement Date or affecting the Premises after the Commencement Date of this Lease. Tenant shall from time to time upon request from Landlord execute and deliver any documents or instruments that may be reasonably required to effectuate such subordination, subject to review by Tenant's legal counsel.

23. Attornment. In the event the Premises are sold or transferred due to any foreclosure sale or sales, judicial proceedings, or voluntary conveyance in lieu of such foreclosure, or in the event the Premises are transferred by any mortgagee in a sale, exchange, or otherwise, this Lease shall continue in full force and effect, and Tenant agrees, upon request, to attorn to and acknowledge the foreclosure purchaser or purchasers at such sale, or other party succeeding to the interest of Landlord, as Landlord hereunder. This Lease will, upon request of any person owning or succeeding to the interest of Landlord, automatically become a direct lease between said owner or successor and Tenant, without change in the terms or the provisions of this Lease. Upon request by said owner or successor in interest, Tenant shall execute and deliver an instrument or instruments confirming such attornment.

If the successor Landlord requests such attornment, then so long as Tenant shall faithfully discharge the obligations on its part to be kept and performed under the terms of this Lease, Tenant's tenancy will not be disturbed nor this Lease affected by any default under any mortgage. Tenant agrees that this Lease shall remain in full force and effect even though default in the mortgage may occur.

24. Estoppel Certificates. Tenant agrees, from time to time, upon not less than thirty (30) days prior written request by Landlord, to deliver to Landlord a statement in writing certifying (a) that this Lease is unmodified and in full force and effect (or if there have been modifications that the same is in full force and effect as modified and identifying the modifications), (b) the date to which Base Rent and other charges have been paid, (c) the current Base Rent, (d) the date on which the Term commenced and ends, and the periods, if any, for which such Tenant has options to extend the Term, (e) that Tenant has accepted the Premises and is in possession, (f) that, so far as the person making the certification knows, Landlord is not in default under any provision of this Lease and, if Landlord is in default, specifying each such default of which the person making the certification may have actual knowledge, without inquiry, and (g) including such other information as the prospective purchaser, mortgagee or assignee may reasonably require.

25. Signs. Tenant shall have the right to install in compliance with all applicable laws, regulations, ordinances and codes, signage on the exterior of the Building and/or on any monument sign containing Tenant's name, logo, or other pertinent business information.

26. General Conditions.

(a) Time of Essence. Time is of the essence of each provision of this Lease.

(b) Consent of Parties. Whenever consent or approval of either party is required, that party shall not unreasonably withhold or delay such consent or approval.

(c) Corporate Authority. Tenant and Landlord each warrant and represent that the party signing this Lease on behalf of each has authority to enter into this Lease and to bind Tenant and Landlord, respectively, to the terms, covenants and conditions contained herein. Each party shall deliver to the other, upon request, all documents reasonably requested by the other evidencing such authority, including a copy of all corporate resolutions, consents or minutes reflecting the authority of persons or parties to enter into agreements on behalf of such party.

(d) Successors. This Lease shall be binding upon and inure to the benefit of the parties and their successors and/or assigns.

(e) Real Estate Brokers; Finders. Each party represents that it has not had dealings with any real estate broker, finder or other person with respect to this Lease in any manner. Each party shall hold harmless the other party from all damages resulting from any claims that may be asserted against the other party by any broker, finder or other person with whom the indemnifying party has or purportedly has dealt.

(f) Interpretation of Lease. This Lease shall be construed and interpreted in accordance with the laws of the state in which the Premises is located, without giving effect to the principles of conflicts of laws thereof.

(g) Integrated Agreement; Modification. This Lease contains all the agreements of the parties and cannot be amended or modified except by written agreement.

(h) Severability. The unenforceability, invalidity or illegality of any provision shall not render the other provisions unenforceable, invalid or illegal.

(i) Attorneys’ Fees. In the event either party hereto initiates litigation or hires legal counsel to enforce or protect its rights under this Lease (including its rights of arbitration), the prevailing party shall be entitled to recover from the unsuccessful party, in addition to any other damages or relief awarded or obtained, all court costs, arbitration costs and reasonable fees (including attorneys' fees) in connection with such arbitration, litigation or action by legal counsel.

(j) Recording. Either Tenant or Landlord may record a memorandum of the basic terms of this Lease, including Tenant's purchase option.

(k) Counterparts/Facsimile or Electronic Signature. This Lease may be executed simultaneously in two or more counterparts each of which shall be deemed an original, but all of which shall constitute one and the same Lease. Landlord and Tenant agree that the delivery of an executed copy of this Lease by facsimile or electronic mail shall be legal and binding and shall have the same full force and effect as if an original executed copy of this Lease had been delivered.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the respective parties hereto have executed this Lease or caused this Lease to be executed by their duly authorized representatives the day and year set forth in Section 1.

LANDLORD:	TENANT:

Future Property Limited	Wewards, Inc.,
a Nevada corporation

/s/ Haichao Di	/s/ Lei Pei
By: Haichao Di	By: Lei Pei